Exhibit 99.1

National Vision Holdings, Inc. Reports Second Quarter 2020 Financial Results

•Net revenue decreased 39.5% to $260.0 million
•Negative comparable store sales growth of (44.7)%; Adjusted Comparable Store Sales Growth of (36.5)%
•For June, comparable store sales growth of 14.3% and Adjusted Comparable Stores Sales Growth of 19.3%
•Net loss of $(43.8) million; Diluted EPS of $(0.55)
•Adjusted EBITDA of $(14.4) million
•Adjusted Operating Income of $(34.4) million
•Adjusted Diluted EPS of $(0.41)
•Extended partnership with Walmart Inc. for three years

Duluth, Ga. -- August 6, 2020 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the second quarter ended June 27, 2020.
“The second quarter represented one of the most eventful periods in our Company's history and our respective careers,” stated Reade Fahs, chief executive officer. “Following our March closings, we are pleased to have safely reopened our stores by early June. With our many new protocols in place, we believe we have an effective, safety first approach to serve patients and customers in a COVID-19 environment. While we expect the macro environment will continue to evolve, we believe we are well positioned to continue operations throughout the remainder of the COVID-19 pandemic.”
Mr. Fahs further commented, “Since reopening, our stores have experienced consistently strong demand from our patients and customers. June comps increased over 19%, the best reported comp increase in my 18 years at National Vision, with similar momentum continuing throughout July. Results were likely helped by pent-up demand during the lock-down and benefits from government stimulus payments. But performance also reflects successful macro and micro navigation of this dynamic situation by our operations and product teams. As our stores provide essential healthcare services and products, and given the state of the economy, we believe ever more consumers are drawn to our affordably priced eye exams, eyeglasses, and contact lenses.”
Mr. Fahs continued, “In May, we took the financial steps to strengthen our balance sheet and are confident in our financial flexibility and liquidity to navigate the remainder of the pandemic. In July, we were pleased to extend our 30-year partnership with Walmart for another three years into 2024. This contract extension comes on the heels of the successful transition of the five additional Vision Centers that Walmart granted in January. We have been encouraged by the initial results at these stores to date and see tremendous future potential for them as well.”
Mr. Fahs concluded, “As matters of diversity and inclusion are ever more on the minds of both consumers and associates, especially relative to the Black community, they remain a priority at National Vision as we strive to be an ever more inclusive workplace. In the second quarter, we established a Diversity, Equity and Inclusion Council to give a stronger voice to our Black associates and other minorities within the National Vision family. And, as we continue to strive to provide a life-giving culture for our associates and doctors who practice alongside our stores, we made investments in our people including a one-time $250 ‘appreciation’ bonus to our front line associates and network of doctors for their exceptional work under difficult circumstances over the past several months. I derive constant inspiration by the work and determination of the extended National Vision team. While there remains uncertainty about the future, I am confident that we will emerge stronger and better from this extraordinary experience.”
Adjusted Comparable Store Sales Growth, Adjusted EBITDA, Adjusted Operating Income, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.

COVID-19 Response Update
The Company continues to take actions to manage its business through the dynamic and challenging environment resulting from the COVID-19 pandemic. Following temporary store closures to the public in March 2020, the Company completed the process of reopening stores with enhanced safety and cleaning protocols in early June 2020. In addition, the Company continues to take actions to manage the business that the Company believes are prudent in these circumstances, including:
•In May 2020, the Company completed the issuance of $402.5 million aggregate principal amount of 2.50% convertible senior notes due 2025;
•In May 2020, the Company and the lenders under its credit facility entered into an amendment to the facility. This amendment is intended to prevent the effects of the COVID-19 pandemic, including the temporary closure of stores, from creating uncertainty relative to the Company’s ability to comply with certain financial covenants and allow it to focus on prudent management of the business over the quarters ahead. The amendment suspends certain financial maintenance covenants contained in the facility until testing at the end of the second fiscal quarter of 2021;
•In connection with the reopening to the public of its retail stores, the Company returned to previous levels of compensation and work hours across the organization, and the respective base salaries of executive officers were reinstated to pre-COVID-19 levels effective as of June 7, 2020;
•In May 2020, the Company resumed unit growth and expects to open between 50 and 55 new stores in 2020. In addition to new store openings, as previously announced, the Company transitioned five additional Vision Centers in Walmart stores to its management during the second quarter of 2020; and
•The Company recorded a credit of $10.8 million as a reduction of costs applicable to revenue and selling, general and administrative expenses ("SG&A") as a result of the employee retention credits made available under the Coronavirus Aid, Relief and Economic Security Act (CARES Act).
Given the uncertainties, dynamic nature, resurgence, and unknown duration of the pandemic, the Company is continuing to evaluate additional operational and financial measures that may be taken as the Company continues to respond to the impact of COVID-19 on its business.
Second Quarter 2020 Summary
•Net revenue decreased 39.5% to $260.0 million from $429.5 million for the second quarter of 2019.
•Net revenue was negatively impacted by 10.0% due to the timing of unearned revenue, which also resulted in material impacts to profitability. The Company experienced an increase in unearned revenue of $34.4 million in the second quarter compared to a decrease in unearned revenue of $8.5 million for the same period of 2019. The increase in unearned revenue resulted from the temporary store closures at the end of the first quarter of 2020 as well as stronger sales at the end of the second quarter of 2020.
•Comparable store sales growth was (44.7)% and Adjusted Comparable Store Sales Growth was (36.5)%.
•In light of the temporary store closures, the Company is providing certain additional comparable store sales growth information. For the respective months ended April 25, 2020, May 30, 2020, and June 27, 2020:
◦Comparable store sales growth was (83.9)%, (56.6)% and 14.3%; and
◦Adjusted Comparable Store Sales Growth was (86.6)%, (38.5)% and 19.3%.
•The Company opened 12 new stores, transitioned five Vision Centers in Walmart stores to its management, closed five stores, and ended the quarter with 1,185 stores. Overall, store count grew 5.1% from June 29, 2019 to June 27, 2020.
•Costs applicable to revenue decreased 30.5% to $140.8 million from $202.5 million for the second quarter of 2019. As a percentage of net revenue, costs applicable to revenue increased 690 basis points to 54.1% from 47.2% for the second quarter of 2019. This increase as a percentage of net revenue was primarily driven by optometrist costs incurred during store closures and increased contact lens mix.
•SG&A decreased 25.1% to $136.6 million from $182.3 million for the second quarter of 2019. As a percentage of net revenue, SG&A increased 1,010 basis points to 52.5% from 42.4% for the second quarter of 2019. This increase as a percentage of net revenue was primarily driven by store and corporate payroll and occupancy costs incurred during store closures, partially offset by lower advertising investment. SG&A for the second quarter of 2020 includes $2.5 million of incremental costs directly related to adapting the Company's operations during the COVID-19 pandemic.
•Net income decreased 527% to a net loss of $43.8 million compared to net income of $10.3 million for the second quarter of 2019.
•Diluted earnings (loss) per share decreased 533% to $(0.55) compared to $0.13 for the second quarter of 2019. Adjusted Diluted EPS decreased 325% to $(0.41) compared to $0.18 for the second quarter of 2019. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $(0.30).
•Adjusted EBITDA decreased 130% to $(14.4) million compared to $48.1 million for the second quarter of 2019. Adjusted EBITDA Margin decreased 1,670 basis points to (5.5)% from 11.2% for the second quarter of 2019.

•Adjusted Operating Income decreased 218% to $(34.4) million compared to $29.1 million for the second quarter of 2019. Adjusted Operating Margin decreased 2,000 basis points to (13.2)% from 6.8% for the second quarter of 2019. The net change in margin on unearned revenue negatively impacted Adjusted EBITDA and Adjusted Operating Income by $(32.5) million.
Six-Month Period Highlights
•Net revenue decreased 18.1% to $729.7 million from $890.7 million for the same period of 2019.
•Net revenue was negatively impacted by 1.7% due to the timing of unearned revenue.
•Comparable store sales growth was (23.0)% and Adjusted Comparable Store Sales Growth was (22.6)%.
•The Company opened 35 new stores, transitioned five Vision Centers in Walmart stores to its management, closed six stores, and ended the period with 1,185 stores.
•Costs applicable to revenue decreased 13.3% to $359.3 million from $414.5 million for the same period of 2019. As a percentage of net revenue, costs applicable to revenue increased 270 basis points to 49.2% from 46.5% for the same period of 2019. This increase as a percentage of net revenue was primarily driven by optometrist costs incurred during store closures as well as increased contact lens mix, partially offset by higher eyeglass margin.
•SG&A decreased 12.2% to $330.3 million from $376.2 million for the same period of 2019. As a percentage of net revenue, SG&A increased 310 basis points to 45.3% from 42.2% for the same period of 2019. This increase as a percentage of net revenue was primarily driven by store and corporate payroll and occupancy expense, partially offset by lower advertising investment. SG&A for the first six months of 2020 includes $3.1 million of incremental costs directly related to adapting the Company's operations during the COVID-19 pandemic.
•Net income decreased 223% to a net loss of $34.1 million compared to net income of $27.7 million for the same period of 2019.
•Diluted earnings (loss) per share decreased 225% to $(0.42) compared to $0.34 for the same period of 2019. Adjusted Diluted EPS decreased 126% to $(0.13) compared to $0.49 for the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $(0.11).
•Adjusted EBITDA decreased 57.3% to $46.7 million compared to $109.3 million for the same period of 2019. Adjusted EBITDA Margin decreased 590 basis points to 6.4% from 12.3% for the same period of 2019.
•Adjusted Operating Income decreased 94.9% to $3.6 million compared to $71.7 million for the same period of 2019. Adjusted Operating Margin decreased 760 basis points to 0.5% from 8.1% for the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted EBITDA and Adjusted Operating Income by $(11.9) million.
Balance Sheet and Cash Flow Highlights as of June 27, 2020
•The Company’s cash balance was $256.3 million as of June 27, 2020. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $5.7 million.
•Total debt was $648.2 million as of June 27, 2020, consisting of outstanding first lien term loans, convertible senior notes and finance lease obligations, net of unamortized discounts.
•As noted above, in May 2020, the Company completed the issuance of $402.5 million aggregate principal amount of 2.50% convertible senior notes due 2025. The Company received proceeds from the offering of $390.9 million, net of underwriting fees and other issuance costs. The Company used $294.3 million of the net proceeds to repay the full amount outstanding under the revolving credit facility and $75.0 million to partially repay the term loans.
•Cash flows from operating activities for first six months of 2020 were $71.4 million compared to $119.3 million for the same period of 2019.
•Capital expenditures for the first six months of 2020 totaled $25.8 million compared to $52.1 million for the same period of 2019, primarily due to the postponement of capital projects.
•The Company believes it has sufficient liquidity to fund operations for at least the next 12 months, given cash on hand, cash expected to be generated from operations, and the cash available through its revolving credit facility.
Recent Developments
•In July, the Company granted a one-time $250 cash bonus to front-line associates and the Company's network of doctors in recognition of their hard work and dedication toward safely serving patients and customers.
•In July, the Company entered into an amendment to its existing Management & Services Agreement ("MSA") with Walmart Inc. that extended the current term and economics of the MSA by three years to February 23, 2024.

Fiscal 2020 Outlook
As previously disclosed, given the uncertainty surrounding the magnitude and duration of the COVID-19 pandemic, the Company withdrew its fiscal 2020 outlook on March 27, 2020 and is not providing an earnings outlook at this time. However, the Company is providing the following updated assumptions for fiscal 2020:

New Stores	50 - 55 New Stores
Depreciation and Amortization[1]	$94 - $95 million
Interest[2]	$33 - $34 million
Capital Expenditures	$65 - $75 million
Incremental COVID-19 Expenses	~$8 million

1 - Includes amortization of acquisition intangibles of approximately $7.4 million
2 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to interest payments and amortization of debt discounts related to the 2025 Notes

Conference Call Details
A conference call to discuss the second quarter 2020 financial results is scheduled for today, August 6, 2020, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 8585726. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Thursday, August 13, 2020, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 8585726. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,100 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eyecare and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eyecare needs.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our current beliefs and expectations regarding the performance of our industry, the Company's strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in the forward-looking statements. Such factors include, but are not limited to, the scale, scope and duration of the novel coronavirus, or COVID-19, pandemic and its resurgence, and the impact of evolving federal, state, and local governmental actions in response thereto; customer behavior in response to the continuing pandemic and its resurgence, and evolving federal, state, and local governmental actions, including the impact of such behavior on in-store traffic and sales; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence, and to open and operate new stores, and to successfully enter new markets in a timely and cost-effective manner; operational disruptions if a significant percentage of our workforce is unable to work or we experience labor shortages, including because of illness or travel or government restrictions in connection with the pandemic; the impact on our business of civil unrest, implementation of curfews and protests in certain locations, and related store closures or damage; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop and maintain relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to successfully compete in the highly competitive optical retail industry; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and consumer spending affecting consumer purchases; our ability to manage our inventory balances and inventory shrinkage; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risks of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our significant debt service obligations; an increase in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, our Form 8-K filed on March 19, 2020, our Quarterly Reports on Form 10-Q filed on May 7, 2020 and August 6, 2020, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Operating Income,” “Adjusted Operating Margin,”, “Adjusted Diluted EPS,” “Adjusted SG&A” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
In the first quarter of 2020, we introduced Adjusted Operating Income and Adjusted Operating Margin as measures of performance we will use in connection with Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS. Further, consistent with our presentation of Adjusted Operating Income, we no longer exclude new store pre-opening expenses and non-cash rent from our presentation of Adjusted EBITDA and Adjusted Diluted EPS. See our Form 8-K filed with the SEC on February 26, 2020 for more information.

Beginning with the first quarter of fiscal 2020, the Company updated its definitions of Adjusted EBITDA, Adjusted SG&A, and Adjusted Diluted EPS discussed below, so that they no longer exclude new store pre-opening expenses and non-cash rent.
EBITDA: We define EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization.
Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expenses, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Operating Income: We define Adjusted Operating Income as net income (loss), plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings (loss) per share, adjusted for the per share impact of stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discount and deferred financing costs, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, management realignment expenses, long-term incentive plan expenses, and other expenses except for the share of losses on equity method investments.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A divided by net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e., when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public as a result of the COVID-19 pandemic.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue, and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income, the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 27, 2020 and December 28, 2019
In Thousands, Except Par Value Information
(Unaudited)

ASSETS	As of June 27, 2020	As of December 28, 2019
Current assets:
Cash and cash equivalents	$256,292	$39,342
Accounts receivable, net	58,451	44,475
Inventories	117,859	127,556
Prepaid expenses and other current assets	20,520	23,266
Total current assets	453,122	234,639

Property and equipment, net	339,905	366,767
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	53,236	56,940
Right of use assets	341,743	348,090
Other assets	12,871	8,129
Total non-current assets	1,765,915	1,798,086
Total assets	$2,219,037	$2,032,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,432	$40,782
Other payables and accrued expenses	106,865	82,829
Unearned revenue	42,365	28,002
Deferred revenue	51,624	55,870
Current maturities of long-term debt and finance lease obligations	3,293	13,759
Current operating lease obligations	55,363	51,937
Total current liabilities	311,942	273,179

Long-term debt and finance lease obligations, less current portion and debt discount	644,941	555,933
Non-current operating lease obligations	328,453	331,769
Other non-current liabilities:
Deferred revenue	19,438	21,530
Other liabilities	25,928	13,731
Deferred income taxes, net	67,396	60,146
Total other non-current liabilities	112,762	95,407
Commitments and contingencies (See Note 9)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 81,342 and 80,603 shares issued as of June 27, 2020 and December 28, 2019, respectively; 80,415 and 79,678 shares outstanding as of June 27, 2020 and December 28, 2019, respectively	812	805
Additional paid-in capital	782,851	700,121
Accumulated other comprehensive loss	(7,355)	(3,814)
Retained earnings	72,512	107,132
Treasury stock, at cost; 927 and 925 shares as of June 27, 2020 and December 28, 2019, respectively	(27,881)	(27,807)
Total stockholders’ equity	820,939	776,437
Total liabilities and stockholders’ equity	$2,219,037	$2,032,725

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 27, 2020 and June 29, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenue:
Net product sales	$209,707	$357,533	$602,548	$740,693
Net sales of services and plans	50,300	71,918	127,163	149,973
Total net revenue	260,007	429,451	729,711	890,666
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	97,635	145,654	254,005	299,658
Services and plans	43,145	56,852	105,329	114,817
Total costs applicable to revenue	140,780	202,506	359,334	414,475
Operating expenses:
Selling, general and administrative expenses	136,582	182,278	330,323	376,154
Depreciation and amortization	21,924	20,819	46,734	41,234
Asset impairment	2,411	1,790	13,766	3,872
Litigation settlement	—	—	4,395	—
Other expense (income), net	(92)	356	(158)	829
Total operating expenses	160,825	205,243	395,060	422,089
Income (loss) from operations	(41,598)	21,702	(24,683)	54,102
Interest expense, net	15,502	8,968	22,957	18,029
Debt issuance costs	136	—	136	—
Earnings (loss) before income taxes	(57,236)	12,734	(47,776)	36,073
Income tax provision (benefit)	(13,403)	2,477	(13,685)	8,387
Net income (loss)	$(43,833)	$10,257	$(34,091)	$27,686

Earnings (loss) per share:
Basic	$(0.55)	$0.13	$(0.42)	$0.35
Diluted	$(0.55)	$0.13	$(0.42)	$0.34
Weighted average shares outstanding:
Basic	80,325	78,318	80,226	78,262
Diluted	80,325	81,424	80,226	81,437

Comprehensive income (loss):
Net income (loss)	$(43,833)	$10,257	$(34,091)	$27,686
Unrealized gain (loss) on hedge instruments	4,111	(2,246)	(4,747)	(3,519)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	1,050	(576)	(1,206)	(902)
Comprehensive income (loss)	$(40,772)	$8,587	$(37,632)	$25,069

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 27, 2020 and June 29, 2019
In Thousands
(Unaudited)

	Six Months Ended
	June 27, 2020	June 29, 2019
Cash flows from operating activities:
Net income (loss)	$(34,091)	$27,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,734	41,234
Amortization of debt discount and deferred financing costs	2,717	892
Asset impairment	13,766	3,872
Deferred income tax expense (benefit)	(13,686)	8,239
Stock based compensation expense	5,445	4,717
Losses (gains) on change in fair value of derivatives	4,871	—
Inventory adjustments	2,883	2,043
Credit loss expense	432	3,865
Other	1,373	1,592
Changes in operating assets and liabilities:
Accounts receivable	(14,408)	(10,567)
Inventories	6,814	8,319
Other assets	3,444	11,391
Accounts payable	11,630	3,458
Deferred revenue	(6,338)	5,804
Other liabilities	39,834	6,734
Net cash provided by operating activities	71,420	119,279
Cash flows from investing activities:
Purchase of property and equipment	(25,796)	(52,103)
Other	265	315
Net cash used for investing activities	(25,531)	(51,788)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	548,769	—
Repayments on long-term debt	(369,269)	(2,500)
Proceeds from exercise of stock options	5,998	2,066
Purchase of treasury stock	(74)	—
Payments of debt issuance costs	(12,400)	—
Payments on finance lease obligations	(1,587)	(1,190)
Net cash provided by (used for) financing activities	171,437	(1,624)
Net change in cash, cash equivalents and restricted cash	217,326	65,867
Cash, cash equivalents and restricted cash, beginning of year	40,307	17,998
Cash, cash equivalents and restricted cash, end of period	$257,633	$83,865

Supplemental cash flow disclosure information:
Cash paid for interest	$13,810	$17,438
Capital expenditures accrued at the end of the period	$11,265	$22,033
Right of use assets acquired under finance leases	$1,257	$9,763
Right of use assets acquired under operating leases	$35,870	$58,528

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
For the Three and Six Months Ended June 27, 2020 and June 29, 2019
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended				Six Months Ended
In thousands	June 27, 2020		June 29, 2019		June 27, 2020		June 29, 2019
Net income (loss)	$(43,833)	(16.9)%	$10,257	2.4%	$(34,091)	(4.7)%	$27,686	3.1%
Interest expense	15,502	6.0%	8,968	2.1%	22,957	3.1%	18,029	2.0%
Income tax provision (benefit)	(13,403)	(5.2)%	2,477	0.6%	(13,685)	(1.9)%	8,387	0.9%
Stock compensation expense (a)	3,352	1.3%	1,741	0.4%	5,445	0.7%	4,717	0.5%
Asset impairment (b)	2,411	0.9%	1,790	0.4%	13,766	1.9%	3,872	0.4%
Litigation settlement (c)	—	—%	—	—%	4,395	0.6%	—	—%
Management realignment expenses (d)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (e)	—	—%	781	0.2%	—	—%	722	0.1%
Amortization of acquisition intangibles (f)	1,851	0.7%	1,851	0.4%	3,702	0.5%	3,702	0.4%
Other (i)	(307)	(0.1)%	1,223	0.3%	1,149	0.2%	2,467	0.3%
Adjusted Operating Income / Adjusted Operating Margin	$(34,427)	(13.2)%	$29,088	6.8%	$3,638	0.5%	$71,737	8.1%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding. Some of the percentage totals in the table above do not foot due to rounding differences.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended				Six Months Ended
In thousands	June 27, 2020		June 29, 2019		June 27, 2020		June 29, 2019
Net income (loss)	$(43,833)	(16.9)%	$10,257	2.4%	$(34,091)	(4.7)%	$27,686	3.1%
Interest expense	15,502	6.0%	8,968	2.1%	22,957	3.1%	18,029	2.0%
Income tax provision (benefit)	(13,403)	(5.2)%	2,477	0.6%	(13,685)	(1.9)%	8,387	0.9%
Depreciation and amortization	21,924	8.4%	20,819	4.8%	46,734	6.4%	41,234	4.6%
EBITDA	(19,810)	(7.6)%	42,521	9.9%	21,915	3.0%	95,336	10.7%

Stock compensation expense (a)	3,352	1.3%	1,741	0.4%	5,445	0.7%	4,717	0.5%
Asset impairment (b)	2,411	0.9%	1,790	0.4%	13,766	1.9%	3,872	0.4%
Litigation settlement (c)	—	—%	—	—%	4,395	0.6%	—	—%
Management realignment expenses (d)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (e)	—	—%	781	0.2%	—	—%	722	0.1%
Other (i)	(307)	(0.1)%	1,223	0.3%	1,149	0.2%	2,467	0.3%
Adjusted EBITDA / Adjusted EBITDA Margin	$(14,354)	(5.5)%	$48,056	11.2%	$46,670	6.4%	$109,269	12.3%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding. Some of the percentage totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended		Six Months Ended
In thousands, except per share amounts	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Diluted EPS	$(0.55)	$0.13	$(0.42)	$0.34
Stock compensation expense (a)	0.04	0.02	0.07	0.06
Asset impairment (b)	0.03	0.02	0.17	0.05
Litigation settlement (c)	—	—	0.05	—
Management realignment expenses (d)	—	—	—	0.03
Long-term incentive plan (e)	—	0.01	—	0.01
Amortization of acquisition intangibles (f)	0.02	0.02	0.05	0.05
Amortization of debt discount and deferred financing costs (g)	0.03	0.01	0.03	0.01
Losses (gains) on change in fair value of derivatives (h)	0.06	—	0.06	—
Other (i)	—	0.02	0.01	0.03
Tax benefit of stock option exercises (j)	—	(0.01)	(0.04)	(0.02)
Tax effect of total adjustments (k)	(0.05)	(0.02)	(0.12)	(0.06)
Adjusted Diluted EPS	$(0.41)	$0.18	$(0.13)	$0.49

Weighted average diluted shares outstanding	80,325	81,424	80,226	81,437
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended				Six Months Ended
In thousands	June 27, 2020		June 29, 2019		June 27, 2020		June 29, 2019
SG&A	$136,582	52.5%	$182,278	42.4%	$330,323	45.3%	$376,154	42.2%
Stock compensation expense (a)	3,352	1.3%	1,741	0.4%	5,445	0.7%	4,717	0.5%
Management realignment expenses (d)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (e)	—	—%	781	0.2%	—	—%	722	0.1%
Other (l)	(307)	(0.1)%	776	0.2%	1,149	0.2%	1,460	0.2%
Adjusted SG&A/ Adjusted SG&A Percent of Net Revenue	$133,537	51.4%	$178,980	41.7%	$323,729	44.4%	$367,100	41.2%
Note: Percentages reflect line item as a percentage of net revenue. Some of the percentage totals in the table above do not foot due to rounding differences.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of property, equipment and lease related assets on closed or underperforming stores.
(c)Expenses associated with settlement of litigation. See Note 9. “Commitments and Contingencies” for further details.
(d)Expenses related to a non-recurring management realignment described in the Current Report on Form 8-K filed with the SEC on January 10, 2019.
(e)Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR & Co. Inc. (the "KKR Acquisition").
(f)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.
(g)Amortization of debt discount is associated with the amortization of the conversion feature related to the convertible notes and amortization of deferred financing costs relate to the convertible note, term loan and revolving credit facility borrowings. Amortization of debt discount and deferred financing costs in aggregate total $2.5 million and $0.5 million for the three months ended June 27, 2020 and June 29, 2019, respectively, and $2.7 million and $0.9 million for the six months ended June 27, 2020 and June 29, 2019, respectively.
(h)Reflects $4.9 million of losses recognized in interest expense on change in fair value of de-designated hedges for the three and six months ended June 27, 2020.

(i)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), including our share of losses on equity method investments of $0.4 million for the three months ended June 29, 2019 and $1.0 million for the six months ended June 29, 2019; the amortization impact of adjustments related to the KKR Acquisition, (e.g., fair value of leasehold interests) of $0.1 million for each of the three months ended June 27, 2020 and June 29, 2019, respectively, and $0.2 million for each of the six months ended June 27, 2020 and June 29, 2019, respectively; costs of severance and relocation of $0.2 million and $0.6 million for the three months ended June 27, 2020 and June 29, 2019, respectively, and $0.5 million and $0.8 million for the six months ended June 27, 2020 and June 29, 2019, respectively; excess payroll taxes related to stock option exercises of $0.1 million for the three months ended June 29, 2019, and $0.3 million and $0.1 million for the six months ended June 27, 2020 and June 29, 2019, respectively; incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic of $0.6 million for the six months ended June 27, 2020; and other expenses and adjustments totaling $(0.7) million and $(31) thousand for the three months ended June 27, 2020 and June 29, 2019, respectively, and $(0.5) million and $0.3 million for the six months ended June 27, 2020 and June 29, 2019, respectively.
(j)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(k)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(l)Reflects other expenses in (i) above, except for our share of losses on equity method investments of $0.4 million for the three months ended June 29, 2019 and $1.0 million for the six months ended June 29, 2019, respectively.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth(a)
	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Owned & Host segment
America’s Best	(37.1)%	4.5%	(22.2)%	6.4%
Eyeglass World	(31.6)%	5.2%	(21.2)%	5.9%
Military	(44.6)%	0.3%	(27.8)%	(2.2)%
Fred Meyer	(48.6)%	(5.3)%	(32.5)%	(7.5)%
Legacy segment	(35.8)%	0.4%	(24.4)%	1.1%

Total comparable store sales growth	(44.7)%	4.4%	(23.0)%	5.4%
Adjusted Comparable Store Sales Growth(b)	(36.5)%	3.8%	(22.6)%	5.3%

Additional Comparable Store Sales Growth information for Q2 2020		One Month Ended April 25, 2020	One Month Ended May 30, 2020	One Month Ended June 27, 2020
Total comparable store sales growth		(83.9)%	(56.6)%	14.3%
Adjusted Comparable Store Sales Growth(b)		(86.6)%	(38.5)%	19.3%
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 10. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part 1. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 8.1% and a decrease of 0.4% for the three months ended June 27, 2020 and June 29, 2019, respectively, an increase of 0.3% and an increase of 0.2% for the six months ended June 27, 2020 and June 29, 2019, respectively, a decrease of 3.3% for the one month ended April 25, 2020, an increase of 17.7% for the one month ended May 30, 2020, and an increase of 6.0% for the one month ended June 27, 2020; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the legacy partner), resulting the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 0.1% and a decrease of 0.2% for three months ended June 27, 2020 and June 29, 2019, respectively, an increase of 0.1% and a decrease of 0.3% for the six months ended June 27, 2020 and June 29, 2019, respectively, an increase of 0.6% for the one month ended April 25, 2020, an increase of 0.4% for the one month ended May 30, 2020, and a decrease of 1.0% for the one month ended June 27, 2020.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Vice President of Communications
(470) 448-2355
media@nationalvision.com